Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Consolidated Communications Holdings, Inc.

Consolidated Communications Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.Article IV, Section A of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is amended and restated to read as follows:

A. Authorized Classes of Stock and Number of Shares. The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the Corporation is authorized to issue is 160,000,000 shares consisting of (1) 150,000,000 shares of Common Stock, par value $0.01 per share and (2) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

2.    The foregoing amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be executed by the undersigned officer, duly authorized, as of the 26th day of April, 2021.

Consolidated Communications Holdings, Inc.

By: /s/ C, Robert Udell Jr.

Name: C. Robert Udell Jr.

Title: Chief Executive Officer